Owens Corning Announces National Settlement Program
       With Firms Representing 176,000 Asbestos Cases

           Settlements with More Than 50 Law Firms
   Resolve 90 percent of Owens Corning's Asbestos Backlog

TOLEDO, Ohio, December 15, 1998 - Owens Corning (NYSE:OWC) announced today a National Settlement Program (NSP) under which over 50 plaintiffs' law firms have agreed to resolve more than 176,000 asbestos cases against the company. The program settles close to 90 percent of the company's existing backlog and establishes procedures and fixed payments for resolving future claims without litigation, for a term of at least 10 years.

Under the NSP, Owens Corning, which stopped selling asbestos-containing products in 1972, will make payments for pending claims of approximately $1.2 billion, primarily in 1999 and 2000. Payments will be made from the company's available cash and credit resources, including its existing bank lines. The company's bank lenders have endorsed the plan. Under the NSP agreements, payments on future claims would begin in 2001 and will be subject to an annual aggregate cash flow cap.

Glen Hiner, chairman and chief executive officer of Owens Corning, said, "The National Settlement Program is a major achievement towards resolving Owens Corning's liabilities in one of the largest and longest-running mass tort litigations in the history of the United States. It dramatically reduces the high cost of legal defense and the risk of excessive verdicts against Owens Corning, makes more predictable the costs of our asbestos liability going forward, and enables the company to focus on capital-efficient growth."

The company established the National Settlement Program in response to the rising cost of mesothelioma settlements and judgments, as well as significant changes in the legal environment, such as the 1997 Supreme Court decision
(Georgine v. Amchem Products, Inc.) striking down an asbestos class action settlement. Reflecting these developments and the substantial new information about pending and future claims gained in the NSP negotiations, the company in 1998 intends to increase its asbestos reserves by $1.4 billion, resulting in an after-tax charge to earnings of approximately $900 million.

"By agreeing to pay only those individuals in the future who meet agreed medical impairment criteria," stated Hiner, "the company expects that beginning in 2002 the total annual cash outflow related to its asbestos liability will decline to less than $200 million before the benefits of insurance and tax proceeds.

"The NSP," continued Hiner, "focuses on doing the right thing - getting fair compensation in a timely manner to those most directly in need. For more than 25 years, our industry and tens of thousands of people have been stuck in the morass of asbestos litigation. The plaintiffs' bar must be credited with exceptional vision and responsiveness to their clients by helping us to move the issue from the arena of litigation to the arena of settlement."


Terms of the Agreements

Under the NSP agreements, Owens Corning will pay both current and future claimants through an administrative procedure according to compensation schedules that take into account each claimant's type and severity of asbestos-related disease, and the extent of exposure to Owens Corning's former products. Payment on the future claims will require medical evidence of impairment.

The agreements allow claimants to receive prompt payments under the NSP. Settling claimants will also be entitled to additional compensation if they develop a more severe asbestos-related medical condition in the future. Payments for pending and future claims will be managed by Integrex, a wholly owned Owens Corning subsidiary, devoted to efficient and timely claims processing.

Owens Corning would also be entitled to terminate an NSP agreement with an individual law firm, and continue to seek resolution in the courts, if an unusual number of the clients of that firm elect not to participate in the NSP.


Benefits to Claimants and the Courts

The NSP allows claimants to receive substantial and timely payments without the risk of costly and protracted litigation. The company estimates that under current conditions, due to the tremendous backlog of cases and the time-intensive nature of litigation and settlement negotiations, many claimants would otherwise have to wait 10 to 15 years before payment of their claims.

Maura J. Abeln, senior vice president and general counsel of Owens Corning, said, "This settlement program resolves 15 years of pending cases and establishes a fair process to resolve future claims. It is a major step forward for all concerned, reflecting Owens Corning's commitment to pay fair and meritorious claims.

"Clearly, the success of the program depends on making payments only to those who meet appropriate medical criteria and can demonstrate exposure to Owens Corning's former asbestos-containing products. Plaintiff lawyer cooperation with Owens Corning reflects our shared view that fair settlements can be negotiated within the confines of the existing legal system," stated Abeln.

Perry Weitz, a prominent asbestos attorney, of Weitz and Luxenberg, said, "Owens Corning and the plaintiffs' bar have come a long way to arrive at a comprehensive settlement program that will fulfill our mutual commitment to provide compensation on an expedited basis to people who have been injured through exposure to Owens Corning's former asbestos products. We have all learned that the parties are capable of resolving complex mass tort litigation through private administrative settlements, proving that the tort system can work for all involved."


The Fibreboard Settlement

Owens Corning also said the NSP agreements could settle asbestos cases that are pending against the company's subsidiary, Fibreboard Corporation. Those cases were resolved as part of a 1993 global settlement with its insurers and representatives of a class of future asbestos plaintiffs. The U.S. Supreme Court reviewed that global settlement earlier this month to decide whether the class action meets legal requirements.

If the Supreme Court upholds the Fibreboard global settlement, the liabilities will be resolved through insurance funds by the terms of the global settlement.
If the Supreme Court strikes down this global settlement, Fibreboard plaintiffs' claims, which are typically identical to plaintiff filings against Owens Corning, will also be paid under the terms of the NSP. A separate 1993 insurance settlement between Fibreboard and its insurers, which received final court approval, will establish an insurance fund of approximately $2.0 billion to be administered by Owens Corning to resolve all remaining Fibreboard asbestos claims. A Supreme Court decision is expected during the second quarter of 1999.

Owens Corning is a world leader in high performance building materials systems and glass fiber composites with approximately 20,000 employees worldwide. The company had 1997 sales of $4.4 billion, and is positioned to achieve $5 billion in sales in 1998. The most recent discussion of the company's asbestos liabilities including its current reserve and estimated indemnity and defense costs and insurance coverage, is set forth in Note 11 to the company's Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company's financial and other results are included in the company's Form 10-Q and 10-K, filed with the Securities and Exchange Commission.